Exhibit 99.1

Investment Fact Sheet

June 2008

EMAK Worldwide, Inc. is a family of marketing services agencies in the $300+ billion marketing services industry. Its agencies are experts in consumer activation, offering strategy-based marketing programs that directly impact consumer behavior. EMAK has now completed a two-year process of restructuring after suffering significant losses and write-offs from a generally unsuccessful acquisition program. Management believes that EMAK is now positioned to return to meaningful profitability and sustained growth.

INVESTMENT HIGHLIGHTS

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Promotional Products business declines have been stabilized with a new, leaner operation, headcount down approximately 55%, revenues per employee up from approximately $0.7 million in FY 2004 to $1.0 million in FY 2007, and a mix of long-term and new clients.

•	Agency Services continues to grow by double digits.
•	Cost of corporate functions (centralized services and public company costs) has been reduced by approximately 23% from FY 2004 to FY 2007.
•	Gross margin % is up.

Investment Thesis

EMAK’s legacy business from its largest client provides a platform for growth via its stable, visible revenue stream. Its other promotional products business, struggling until now, is in the process of being upgraded, delivering much improved results. EMAK is also fueling the growth of its smaller, yet faster-growing, higher-margin agency services business. Its highly-productive shared services group has the capacity to serve the company at a much higher revenue base without adding manpower, and with trimmed public company costs, the company has significant leverage in its business model. With a market cap of $4.4 million, downside risk is limited at current trading levels.

Agency Assets

EMAK estimates its addressable market today, including promotional and interactive/digital, exceeds $180 billion worldwide and is expected to surpass $230 billion in 2010, representing 28% growth.

EMAK’s agencies are in two reportable segments: Promotional Products and Agency Services. Promotional Products revenues result from marketing programs that incorporate products used as free premiums or sold with or without the purchase of other products at retail. Agency Services revenues, or fee-based revenues, represent amounts that are billable to clients under contracts for services such as strategic planning and research, event marketing and environmental branding.

First, a brief financial history. Faced with high customer concentration in its early years, EMAK grew by a series of acquisitions in an effort to build out the company’s geographic reach, services capabilities and client base. Several of the acquired agencies had expertise in promotional products and thereby had an overlap in positioning and service offerings, yet these agencies were not fully integrated, resulting in a write-off of a majority of the goodwill purchased by the end of 2007.

Since then, the operating strategy has been revamped. The focus shifted to consolidating the company’s five promotional products agencies into one in order to tap into the efficiencies embedded in their operations and to go-to-market with enough scale and reach to be attractive to global clients.  This process was completed in January 2008 as Equity Marketing and Logistix unified under a single leadership team with shared operations.

Also hampering EMAK’s profitability in recent years, the Logistix agency has faced a complex marketplace in Europe. In 2007, EMAK implemented a restructuring plan in Europe and in the U.S. and adjustments to the footprint of both the Los Angeles and European offices.

Although EMAK’s financial position remains sound today, the unsuccessful acquisition strategy combined with sluggish marketing conditions in Europe resulted in a tide of losses that began in 2004, climaxed in 2005 and receded in 2006 and 2007. This required management to take significant and deliberate steps to bring down its costs and maximize its cash from operations.

How to Think About EMAK

Shared Services - EMAK has a disciplined and high-performing centralized corporate center, operating with 30 people including executive management (less than 10% of overall headcount) and leveraging those costs and services to gain efficiencies across all operating units. These centralized functions include business affairs, finance, human resources, information technology, internal audit, investor relations and office administration. EMAK’s corporate structure can support an organization with a significantly higher level of revenues, providing an opportunity to leverage costs as its agencies grow.

Promotional Products – The promotional products business has been and remains EMAK’s largest business. Revenue streams include: a) contracted orders from EMAK’s largest client, which provides a visible, stable revenue stream for the company, and b) revenues from other large clients, such as Kellogg’s and Kohl’s. Revenues from these clients are somewhat less predictable because the programs are continually pitched and won or lost competitively. There are great synergies across clients for promotional products that are designed and procured, including licensing, QA/QC, purchasing power, China factory relations and the sharing of other fixed costs.

The promotional products team has been faced with many challenges affecting both EMAK and its competitors, including:

o	rising manufacturing costs in Asia,
o	incremental costs from rising QA/QC standards,
o	pricing pressures from intense competition,
o	kids are getting “older younger,” so the appeal of high-value premium toys is declining, and
o	intense scrutiny on children’s marketing, particularly in Europe.

While one could interpret this business as “mature” and/or “eroding,” the promotional products business is still very attractive to many marketers. EMAK views this as an opportunity for the most disciplined and sophisticated players, those agencies that are able to capture a greater share of this multi-billion dollar market through focused management, innovation, scale and reach.

In the products business there is still work to be done to achieve critical mass, but EMAK has made a series of major enhancements over the past two years, including: 1) consolidated its agencies to gain greater scale and efficiencies across business units, 2) adopted a “Lean Enterprise” process improvement program, 3) invested in technology tools benefiting all of its agencies, and 4) bolstered its R&D group.

Today this business is more efficient and tuned to consumer and client needs in order to provide the right ideas, fast. Additionally, the company is moving toward a transparent operating model, where all functions, costs and processes are visible to the team and its clients. This transition has not been easy nor without its challenges, given cost reductions and the speed with which EMAK has had to move. Importantly, with its improvements, EMAK is able to adapt as the environment changes in order to regain a leadership position in the industry.

Agency Services - The services segment of EMAK’s business, mainly at Upshot, continues to show strong growth through increasing revenues from current clients as well as the addition of major new clients. Upshot’s suite of marketing services is in high demand because the agency has shown expertise in creativity and accountability across branding, integrated marketing, consumer promotions and activation, digital/interactive extensions and retail/regional marketing.

EMAK is also launching its new green agency, called Neighbor, to service the business of the Better Living Brands TM Alliance established by Safeway and Lucerne Foods and to build a practice in this emerging marketing segment.

Gross Profit Margins – As EMAK has grown its fee-based businesses, which carry higher gross margins than its products-based businesses, the effect has been to lift the blended company gross profit margin. Over time, as growth in EMAK’s fee-based business continues to outpace that of the products business, gross profit margin should grow accordingly.

Operating Expenses – Over the past three years, EMAK has taken dramatic actions to right-size its cost structure for its expected level of revenues. The company adjusted the size of its footprint around the world and made tough but necessary adjustments to its workforce. Salaries, wages and benefits were reduced by approximately $4.5 million or 14% from its 2004 run rate. As of December 31, 2007, EMAK’s worldwide headcount, excluding the Upshot agency, was 162, a reduction of 177 employees or 52% when compared to December 31, 2004. Operating expenses have declined $11.7 million or 21% from 2004 to 2007.

Q108 Financial Performance – EMAK reported a slight profit in the first quarter of 2008, its second one consecutively.

o	EMAK’s total revenue for the quarter ended March 31, 2008 was $38.7 million, up 7% from $36.2 million for the March 2007 quarter.
o	Revenues from Agency Services increased $1.4 million, or 20.8%, to $7.9 million due to continued growth at Upshot across new and recurring clients.
o	Revenues from Promotional Products increased $1.1 million, or 3.8%, to $30.8 million, due to the timing of shipments for EMAK’s largest client and incremental programs at Logistix in the U.S.
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Gross margin improved across both business segments. Agency Services gross profit dollars were up 38% for the period, reflecting strong growth at Upshot. Gross profit margin was also higher in Promotional Products. The blended company gross margin was higher by 130 basis points.

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Operating expenses of $9.3 million, before charges, decreased by $1.1 million for the quarter, or 10.6%. As a percentage of revenue, operating expenses were 24.0% in the first quarter of 2008, compared to 28.7% of revenues in the March 2007 quarter.

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The company reported net income at breakeven for the quarter compared with a net loss of $2.6 million, or $0.44 per diluted share, in the March 2007 quarter. Excluding a one-time charge related to restructuring of $113,000, EMAK reported a small profit in the first quarter of 2008.

Looking Ahead

The company is making progress on its priorities for 2008. Early proof points include:

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Contain costs and get every business segment and geographic region profitable – EMAK has made strides in containing costs, with operating expenses down by another 10.6% in the first quarter of 2008 and nearly 50% in 2007 as compared to 2005. Progress is also being made in getting EMAK’s European operations to profitability. In the first quarter of 2008, when international revenues were 21.8% lower, operating margin in the region improved more than 7 full percentage points versus the same period in 2007.

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Aggressively drive new business development and organic growth by enhancing existing product/service offerings and taking opportunities to increase scale in existing markets – EMAK has added seasoned professionals with extensive experience in licensing and consumer products to its Logistix agency, deepening and strengthening its sales bench. Overall in the products business, work is ongoing to achieve critical revenue/purchasing mass. The promotional products business is highly competitive, and three elements critical to successful program wins are scale, reach and innovation. EMAK’s “Lean Enterprise” process improvement program, which stretches across the program cycle, from sales all the way to billing, is aiding the company in its quest to compete effectively, achieve a competitive advantage and deliver consistent results.

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Exceed clients’ needs and expectations with innovative solutions, exceptional quality and engaging marketing programs – The Upshot agency broke new ground with the rollout of the Miller High Life Extras loyalty program, a marketing FIRST across the entire beer category.

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Invest in people and in the highest growth segments of the industry by adding to and expanding the company’s Agency Services capabilities – EMAK capitalized on the opportunity to “go green.” Its new agency, Neighbor, looks to grow by focusing on this emerging and timely marketing sector dedicated to both categories and marketing initiatives that are environmentally-conscious.

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Be recognized as consumer engagement experts via products and services that deliver value to EMAK’s clients’ consumers – Among the many awards won across the agencies, most recently Equity Marketing won “Best in Show” from PROMO’s Interactive Marketing Awards for its “Simpsonize Me” campaign.

Looking beyond 2008 the company anticipates greater profitability assuming a) solid growth in Agency Services, b) stability in Promotional Products, and c) operating expenses aligned with revenue levels. Longer-term, with a changing revenue mix that includes a greater proportion of higher-margin Agency Services revenues, EMAK should be able to surpass historical EBITDA margins, approaching 10%.

EMAK as a Public Company

As of April 14, 2008, EMAK’s common stock moved from NASDAQ to the Over-The-Counter (OTC) market because the company was out of compliance with NASDAQ’s stockholders’ equity requirement. Because of an accounting rule, the company’s $25 million face value preferred stock must be classified as “mezzanine” instead of equity. If classified as equity, EMAK’s stockholders’ equity would have far exceeded NASDAQ’s requirement. An agreement on the reclassification that was favorable to both the preferred stockholder and the company could not be reached.

The move from NASDAQ added artificial downward pressure on the stock, exacerbated by EMAK’s thin float and trading volume, further depressing EMAK’s stock price. While management is concerned with recent declines in EMAK’s stock price, management does not believe the current trading range accurately reflects the company’s value, performance or its potential earnings power.

OTC: EMAK.PK

Recent Price (5/30/08)	$0.64
52-week Range	$0.35 - $3.30
Market Cap (5/30/08)	$4.4 million
Common Shares Outstanding	6.9 million
Price/sales (FY07)	0.004
Fiscal Year End	December 31
Headquarters	Los Angeles
Founded	1984
Institutional Ownership	26%
Insider Ownership	47%

Contact Information:

Jim Holbrook

Chief Executive Officer

(323) 932-4068

Jim.Holbrook@emak.com

Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this Fact Sheet are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2008 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.